Exhibit 99.1

TRACON Pharmaceuticals Announces Appointment of Lisa Johnson-Pratt, M.D., to its Board of Directors

San Diego, CA – March 8, 2021 TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and utilizing a product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., announced today the appointment of Lisa Johnson-Pratt, M.D., Senior Vice President, New Product Planning at Ionis Pharmaceuticals, Inc. (Nasdaq: IONS), to its Board of Directors.

“We are very pleased to welcome Lisa to TRACON’s Board of Directors,” said Dr. Charles Theuer, President and Chief Executive Officer of TRACON. “She is a physician who has focused the majority of her career on the commercialization of innovative products, including Gardasil® and Singulair® at Merck, prior to her appointment as Head of the Global Commercial Operations at GSK. Her strong track record of successful strategic, operational and financial management, combined with her vast commercial experience will be invaluable to TRACON as we execute on our plan to complete clinical development and potentially commercialize envafolimab in the United States in 2023.”

Dr. Johnson-Pratt brings more than two decades of broad business and commercialization leadership experience to TRACON. Dr. Johnson Pratt currently serves as Sr. Vice President, New Product Planning at Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) which is focused on discovering, developing and commercializing RNA-targeted therapeutics for a broad range of diseases.  Dr.  Johnson-Pratt joined Ionis following its acquisition of Akcea Therapeutics, where she was an Executive Council Member and led an integrated medical team responsible for the commercialization strategy of two novel late stage antisense assets.  Prior to that, Dr. Johnson-Pratt was Head of Global Pharma Commercial Operations at GSK. During her time at GSK, she also served as Head of Early Pipeline Commercial Strategy supporting assets in early-stage development across multiple therapeutic areas, including oncology. From 1996 to 2013, Dr. Johnson-Pratt held clinical development and commercial leadership roles at Merck & Co., Inc.  During this time, she led global marketing strategy, country operations and global band management teams. Her career has spanned globally, including time in China and Vietnam, supporting products that have contributed strongly to improving patient health for vulnerable patients. Dr. Johnson-Pratt received her medical degree and completed her residency in Internal Medicine, from Howard University. She completed a Fellowship in Clinical Pharmacology and Pharmaceutical Medicine at Howard University.  She holds a Diploma of Pharmaceutical Medicine from the Royal College of Physicians. Dr. Johnson-Pratt is the Founder of Ananias Ventures which supports projects focused on issues related to vulnerable women and children, and is on the board of Young People in Recovery (YPR) a national non-profit that supports young people to thrive after recovering from substance abuse.

“TRACON has a first-class management team, an efficient platform to conduct global clinical trials, and a promising drug candidate with near-term commercial potential in envafolimab,” said Dr. Johnson-Pratt.  “I am thrilled to support TRACON’s mission to commercialize envafolimab and address significant unmet needs in patients with cancer.”

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URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient, CRO independent, product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a PD-L1 single-domain antibody given by rapid subcutaneous injection that is being studied in the pivotal ENVASARC trial for sarcoma; TRC253, a Phase 3 ready small molecule drug candidate for the treatment of prostate cancer; TRC102, a Phase 2 small molecule drug candidate for the treatment of lung cancer; and TJ004309, a CD73 antibody in Phase 1 development for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads U.S. regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product pipeline, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's and its collaboration partners’ plans to further develop product candidates, expectations regarding the timing and scope of clinical trials and availability of clinical data, expected development, regulatory and commercial milestones and timing thereof, potential utility of product candidates, and TRACON’s business development strategy and goals to enter into additional collaborations. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development and regulatory approval of novel pharmaceutical products; whether TRACON or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all, including due to risks associated with the COVID-19 pandemic; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when third party collaborators complete on-going trials or initiate additional trials of TRACON’s product candidates; the fact that TRACON’s collaboration agreements are subject to early termination; whether TRACON will be able to enter into additional collaboration agreements on favorable terms or at all; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Mark Wiggins	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	646-597-6987
mwiggins@traconpharma.com	Andrew@lifesciadvisors.com